Exhibit 99.1

Spartan Motors Reports Fourth Quarter and Full Year 2018 Results

● Fourth Quarter Sales up 28.7% to $233.0 million
● Full Year Sales up 15.4% to $816.2 million
● Fourth Quarter EPS $0.05, Adjusted EPS $0.10
● Full Year EPS $0.43, Adjusted EPS $0.48

CHARLOTTE, Mich., February 28, 2019 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last-mile delivery, specialty service, and vocation-specific upfit segments), as well as for the emergency response and recreational vehicle markets, today reported operating results for the fourth quarter and full year periods ending December 31, 2018.

Full Year 2018 Highlights

For the full year 2018 compared to the full year 2017:

●	Sales increased $109.1 million, or 15.4%, to $816.2 million from $707.1 million
●	Net income declined $0.9 million, or 5.8%, to $15.0 million, or $0.43 per share, from $15.9 million, or $0.46 per share
●	Adjusted EBITDA increased 1.4% to $31.8 million, or 3.9% of sales, from $31.3 million, or 4.4% of sales
●	Adjusted net income improved 14.2% to $17.0 million, or $0.48 per share, from $14.9 million, or $0.43 per share
●

Consolidated backlog, excluding the exclusive multi-year USPS truck body order at December 31, 2018, totaled $359.2 million, up 11.9%, compared to $321.1 million at December 31, 2017. Including the USPS order, consolidated backlog totaled $473.0 million compared to $535.1 million a year ago.

Fourth Quarter 2018 Highlights

For the fourth quarter of 2018 compared to the fourth quarter of 2017:

●	Sales increased $51.9 million, or 28.7%, to $233.0 million from $181.1 million
●	Net income declined $0.6 million, or 24.9%, to $1.8 million, or $0.05 per share, from $2.4 million, or $0.07 per share
●	Adjusted EBITDA declined 28.1%, to $6.7 million, or 2.9% of sales, compared to $9.3 million, or 5.1% of sales
●	Adjusted net income declined 10.9% to $3.4 million, or $0.10 per share, from $3.9 million, or $0.11 per share
●	Acquired Strobes-R-Us, a regional Florida-based vehicle upfitter, expanding the Company’s manufacturing footprint and addressable market in the southeastern United States
●

To date, repurchased 191,000 shares at an average price of $7.55 per share, or $1.4 million in the aggregate, since adopting a 10b5-1 trading plan on December 17, 2018, pursuant to the Company’s one million share repurchase authorization

Notes: As of January 1, 2018, the Company has adopted the new Revenue Recognition Standard ("ASC 606") using the modified retrospective transition method. The adoption of ASC 606 decreased the fourth quarter and full year reported consolidated sales by $7.2 and $12.8 million and net income by $0.9 million and $0.3 million, respectively, and reduced reported consolidated backlog by $25.0 million. For more details regarding ASC 606 and its impact on the Company's financial results, see the Company's annual report on Form 10-K for the year ended December 31, 2018.

“Spartan generated strong top-line growth in 2018, driven by the performance of our FVS and SCV segments, despite second-half industry-wide headwinds that negatively impacted our profitability,” said Daryl Adams, President and Chief Executive Officer. “I am proud of the solid efforts from our Spartan team as we worked to mitigate the impact of these headwinds, which resulted in a better than expected fourth quarter.”

Full Year 2018 Segment Results

For the full year 2018 compared to the full year 2017:

Fleet Vehicles and Services (FVS)

FVS segment sales increased $136.4 million, or 54.3%, to $387.5 million from $251.1 million. A substantial portion of the revenue increase was due to pass-through sales on the USPS truck body order ($64.8 million) in addition to increased volume relating to Reach® vehicle, and upfits. The adoption of ASC 606 increased reported segment sales by $2.1 million.

Adjusted EBITDA decreased $0.3 million to $26.7 million, or 6.9% of sales, from $27.0 million, or 10.7% of sales, a year ago. The adjusted EBITDA and EBITDA as a percent of sales decreased due primarily to unfavorable sales mix, tariff-driven increases in commodity and component costs, chassis shortages, supplier component delays, and increased freight costs and disruptions. Without the pass-through impact on sales from the USPS order, adjusted EBITDA as a percent of sales would have been approximately 140 basis points higher, or 8.3%.

The adoption of ASC 606 had minimal impact on reported segment adjusted EBITDA.

The segment backlog, excluding the exclusive multi-year USPS truck body order at December 31, 2018, totaled $105.0 million, up 95.5%, compared to $53.7 million at December 31, 2017. Including the USPS order, segment backlog totaled $218.8 million compared to $267.7 million a year ago, reflecting the progress made on the USPS contract. The adoption of ASC 606 reduced reported segment backlog by $7.3 million.

The integration of the recent strategic acquisition of regional Florida-based upfitter, Strobes-R-Us, remains on track and is expected to be accretive to 2019 earnings. The acquisition brings enhanced capabilities to both Fleet Vehicle and Services and Emergency Response upfits, and further expands Spartan’s manufacturing footprint into the southeastern United States, which now covers the entire east coast.

Emergency Response (ER)

ER segment sales decreased $57.2 million to $245.6 million, or 18.9%, from $302.9 million. Included in the prior year sales is $23.2 million of revenue that resulted from the timing of revenue related to the Smeal acquisition. Excluding these sales, revenue decreased $34.1 million, or 12.2%, over the prior year, primarily due to lower volume reflecting an industry-wide decline in fire apparatus sales, the acquisition disruption and unfavorable sales mix, partially offset by pricing changes realized in 2018. The adoption of ASC 606 decreased reported segment sales by $14.9 million.

Adjusted EBITDA decreased $2.2 million to $1.0 million, or 0.4% of sales, from $3.2 million, or 1.0% of sales, a year ago, primarily due to reduced volume, tariff-driven increases in commodity and component costs, and supplier component delays resulting in production and labor inefficiencies, partially offset by pricing. The adoption of ASC 606 decreased reported segment adjusted EBITDA by $0.4 million.

Sequentially, segment backlog at December 31, 2018, increased 18.0% to $234.2 million, excluding the impact of ASC 606. Reported segment backlog at December 31, 2018 totaled $216.5 million compared to $233.6 million at December 31, 2017. The adoption of ASC 606 reduced reported segment backlog by $17.7 million.

Specialty Chassis & Vehicles (SCV)

SCV segment sales increased $34.4 million to $193.2 million, or 21.7%, from $158.8 million a year ago. Revenues were driven mainly by a $24.9 million increase in luxury motor coach chassis sales, due to increased unit volume driven by market share gains and continued industry demand.

Adjusted EBITDA increased $4.6 million to $18.7 million, or 9.7% of sales, from $14.1 million, or 8.9% of sales, a year ago, mainly due to the strong demand for luxury motor coach chassis, partially offset by tariff-driven increases in commodity and component costs, increased freight costs and disruptions, and chassis component and labor shortages, resulting in production and labor inefficiencies.

The segment backlog at December 31, 2018, totaled $37.7 million, up 11.4%, compared to $33.8 million at December 31, 2017.

2019 Outlook

“The full-year performance of each of our business segments reflects the hard work and dedication of the entire team to overcome the industry-wide headwinds we faced in 2018,” said Rick Sohm, Chief Financial Officer. “While we are aware a few of these industry challenges are expected to continue into 2019, we are optimistic about our ability to mitigate most of these challenges and improve the profitability of all three of our business segments. We remain encouraged by the strength of our backlog and the underlying business fundamentals. Liquidity at year-end was $114 million, which is sufficient to support our strategic growth initiatives and capital allocation strategy, including the recent share buy-back.”

Outlook for full year 2019 is expected to be as follows:

●	Revenue to be in the range of $865.0 to 905.0 million
●	Net income of $19.5 - $22.6 million
●	Adjusted EBITDA of $37.1 - $41.1 million
●	Effective tax rate of approximately 23%
●	Earnings per share of $0.56 - $0.64, assuming approximately 35.2 million shares outstanding
●	Adjusted earnings per share of $0.57 - $0.65

Adams concluded, “Our long-term view of our business remains positive, which is reflected in our 2019 adjusted mid-point EPS guidance, a 27% increase over 2018. We have strong underlying momentum in all three of our segments that will drive our future performance, led by last mile delivery in FVS, market share gains in SCV, and growth in contract manufacturing and aftermarket parts. With the actions taken over the past year to improve our leadership team and strengthen our business fundamentals, we are encouraged in our ability to achieve improved operating results in the coming year. The entire Spartan team remains focused on executing our strategic plan to drive long-term growth and increased shareholder value.”

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.spartanmotors.com/webcasts or click on “Investor Relations” then “Webcasts”

Conference Call: 1-844-868-8845 (domestic) or 412-317-6591 (international); passcode: 10128737

For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last-mile delivery, specialty service, and vocation-specific upfit segments), as well as for the emergency response and recreational vehicle markets. The Company is organized into three core business segments, including Spartan Fleet Vehicles and Services, Spartan Emergency Response, and Spartan Specialty Vehicles. Today, its family of brands also include Spartan Authorized Parts, Spartan Factory Service Centers, Utilimaster®, Strobes-R-Us™, Smeal, Ladder Tower™, and UST®. Spartan Motors and its go-to-market brands are well known in their respective industries for quality, durability, aftermarket product support, and first-to-market innovation. The Company employs approximately 2,300 associates, and operates facilities in Michigan, Indiana, Pennsylvania, South Carolina, Florida, Missouri, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $816 million in 2018. Learn more about Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Juris Pagrabs, Group Treasurer & Director of Investor Relations Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$27,439	$33,523
Accounts receivable, less allowance of $133 and $139	106,801	83,147
Contract assets	36,027	-
Inventories	69,992	77,692
Other current assets	5,070	4,425
Total current assets	243,269	198,787

Property, plant and equipment, net	56,567	55,177
Goodwill	33,823	27,417
Intangible assets, net	8,611	9,427
Other assets	2,313	3,072
Net Deferred tax asset	7,141	7,284
TOTAL ASSETS	$353,784	$301,164

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$76,399	$40,643
Accrued warranty	16,090	18,268
Accrued compensation and related taxes	10,520	13,264
Deposits from customers	22,632	25,422
Other current liabilities and accrued expenses	12,396	12,071
Current portion of long-term debt	60	64
Total current liabilities	138,097	109,732

Long-term debt, less current portion	25,547	17,925
Other non-current liabilities	4,058	5,238
Total liabilities	167,702	132,895
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 80,000 shares authorized; 35,321 and 35,097 outstanding	353	351
Additional paid in capital	82,816	79,721
Retained earnings	103,571	88,855
Total Spartan Motors, Inc. shareholders' equity	186,740	168,927
Non-controlling interest	(658)	(658)
Total shareholders' equity	186,082	168,269
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$353,784	$301,164

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Sales	$232,961	$181,068	$816,164	$707,098
Cost of products sold	209,150	156,327	717,607	617,655
Restructuring charges	277	52	302	208

Gross profit	23,534	24,689	98,255	89,235

Operating expenses:
Research and development	2,009	1,258	7,332	6,523
Selling, general and administrative	19,217	17,336	73,381	65,497
Restructuring charges	137	-	1,429	1,044

Total operating expenses	21,363	18,594	82,142	73,064

Operating income	2,171	6,095	16,113	16,171

Other income (expense):

Interest expense	(263)	(282)	(1,080)	(864)
Interest and other income	(341)	277	2,240	717
Total other income (expense)	(604)	(5)	1,160	(147)

Income before taxes	1,567	6,090	17,273	16,024

Income tax expense (benefit)	(266)	3,651	2,261	90

Net Income	1,833	2,439	15,012	15,934

Less: net loss attributable to non-controlling interest	-	-	-	(1)

Net income attributable to Spartan Motors Inc.	$1,833	$2,439	$15,012	$15,935

Basic net earnings per share	$0.05	$0.07	$0.43	$0.46

Diluted net earnings per share	$0.05	$0.07	$0.43	$0.46

Basic weighted average common shares outstanding	35,210	35,117	35,187	34,949

Diluted weighted average common shares outstanding	35,210	35,117	35,187	34,949

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Year Ended December 31, 2018 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Emergency Response	Specialty Chassis & Vehicles	Other	Consolidated
Fleet vehicle sales	$297,627	$-	$10,221	$(10,221)	$297,627
Emergency response vehicle sales	-	235,059	-	-	235,059
Motorhome chassis sales	-	-	149,533	-	149,533
Other specialty chassis and vehicles	-	-	22,570	-	22,570
Aftermarket parts and assemblies	89,922	10,578	10,875	-	111,375
Total Sales	$387,549	$245,637	$193,199	$(10,221)	$816,164

Adjusted EBITDA	$26,680	$1,030	$18,732	$(14,683)	$31,759

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Year Ended December 31, 2017 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Emergency Response	Specialty Chassis & Vehicles	Other	Consolidated
Fleet vehicle sales	$207,666	$-	$5,657	$(5,657)	$207,666
Emergency response vehicles sales	-	293,559	-	-	293,559
Motorhome chassis sales	-	-	124,584	-	124,584
Other specialty chassis and vehicles	-	-	18,416	-	18,416
Aftermarket parts and assemblies	43,429	9,291	10,153	-	62,873
Total Sales	$251,095	$302,850	$158,810	$(5,657)	$707,098

Adjusted EBITDA	$26,958	$3,192	$14,058	$(12,881)	$31,327

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended December 31, 2018 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Emergency Response	Specialty Chassis & Vehicles	Other	Consolidated
Fleet vehicle sales	$102,710	$-	$2,904	$(2,904)	$102,710
Emergency response vehicles sales	-	56,467	-	-	56,467
Motorhome chassis sales	-	-	33,890	-	33,890
Other specialty chassis and vehicles	-	-	6,002	-	6,002
Aftermarket parts and assemblies	28,299	2,579	3,014	-	33,892
Total Sales	$131,009	$59,046	$45,810	$(2,904)	$232,961

Adjusted EBITDA	$6,475	$(1,008)	$5,301	$(4,082)	$6,686

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended December 31, 2017 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Emergency Response	Specialty Chassis & Vehicles	Other	Consolidated
Fleet vehicle sales	$53,488	$-	$918	$(918)	$53,488
Emergency response vehicle sales	-	73,448	-	-	73,448
Motorhome chassis sales	-	-	33,303	-	33,303
Other specialty chassis and vehicles	-	-	4,663	-	4,663
Aftermarket parts and assemblies	11,520	2,480	2,166	-	16,166
Total Sales	$65,008	$75,928	$41,050	$(918)	$181,068

Adjusted EBITDA	$5,756	$2,679	$4,612	$(3,752)	$9,295

Sales and Other Financial Information by Business Segment
(Unaudited)

Period End Backlog (amounts in thousands of dollars)
	Dec 31, 2018	Sept. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017
Fleet Vehicles and Services*	$218,775	$275,216	$313,374	$335,325	$267,698

Emergency Response Vehicles*	216,526	175,699	175,603	189,627	233,583

Motorhome Chassis *	36,584	32,137	33,511	28,463	33,191
Other Vehicles	-	-	-	36	-
Aftermarket Parts and Accessories	1,072	1,861	1,612	1,164	615
Total Specialty Chassis & Vehicles	37,656	33,998	35,123	29,663	33,806

Total Backlog	$472,957	$484,913	$524,100	$554,615	$535,087

* Anticipated time to fill backlog orders at December 31, 2018; 6 months or less for fleet vehicles and services, except for the USPS truck body order which will be fulfilled throughout 2018 and 2019; 10 months or less for emergency response vehicles; 3 months or less for motorhome chassis; and 1 month or less for other products.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which is a non-GAAP financial measure. This non-GAAP measure is calculated by excluding items that we believe to be infrequent or not indicative of our continuing operating performance. For the periods covered by this release such items include expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our manufacturing operations, expenses related to product recall campaigns, litigation settlements, long-term strategic planning expenses, non-cash charges related to the impairment of assets, expenses related to a recent business acquisition, the impact of the step-up in inventory value associated with the recent business acquisition, and the impact of the business acquisition on the timing of chassis revenue recognition.

We present the non-GAAP measure adjusted EBITDA because we consider it to be an important supplemental measure of our performance. The presentation of adjusted EBITDA enables investors to better understand our operations by removing items that we believe are not representative of our continuing operations and may distort our longer term operating trends. We believe this measure to be useful to improve the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not indicative of our continuing operating performance. We believe that presenting this non-GAAP measure is useful to investors because it permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our historical performance. We believe that the presentation of this non-GAAP measure, when considered together with the corresponding GAAP financial measures and the reconciliations to that measure, provides investors with additional understanding of the factors and trends affecting our business than could be obtained in the absence of this disclosure.

Our management uses adjusted EBITDA to evaluate the performance of and allocate resources to our segments. Adjusted EBITDA is also used, along with other financial and non-financial measures, for purposes of determining annual and long-term incentive compensation for our management team.

Financial Summary (Non-GAAP)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
Spartan Motors, Inc.	2018	% of sales	2017	% of sales	2018	% of sales	2017	% of sales
Net income	$1,832	0.8%	$2,439	1.3%	$15,012	1.8%	$15,935	2.3%
Add (subtract):
Restructuring	564		52		1,881		1,252
Intercompany chassis impact	-		-		-		2,073
Acquisition inventory adjustment	-		-		-		189
Recall expense	285		-		(46)		(368)
Joint venture expenses	-		-		-		1
Acquisition related expenses	1,150		269		1,952		1,354
Long-term strategic planning expenses	-				995		-
Litigation settlement	126				447		-
Purchase accounting – net working capital	-				(2,193)		-
Deferred tax asset adjustment	-		2,569		(313)		(3,260)
Tax benefit of stock write-off	(14)		(966)		-		(966)
Tax effect of adjustments	(506)		(506)		(729)		(1,323)
Adjusted net income	$3,437	1.5%	$3,857	2.1%	$17,006	2.1%	$14,887	2.1%

Net income	$1,832	0.8%	$2,439	1.3%	$15,012	1.8%	$15,935	2.3%
Add (subtract):
Depreciation and amortization	2,732		2,602		10,370		9,937
Taxes on income	(266)		3,651		2,261		90
Interest expense	263		282		1,080		864
EBITDA	$4,561	2.0%	$8,974	5.0%	$28,723	3.5%	$26,826	3.8%

Add (subtract):
Restructuring	564		52		1,881		1,252
Intercompany chassis impact	-		-		-		2,073
Asset impairment	-		-		-		-
Acquisition inventory adjustment	-		-		-		189
Recall expense	285		-		(46)		(368)
Joint venture expenses	-		-		-		1
Acquisition related expenses	1,150		269		1,952		1,354
Long-term strategic planning expenses	-		-		995		-
Litigation settlement	126		-		447		-
Purchase accounting – net working capital	-		-		(2,193)		-
Adjusted EBITDA	$6,686	2.9%	$9,295	5.1%	$31,759	3.9%	$31,327	4.4%

Diluted net earnings per share	$0.05		$0.07		$0.43		$0.46
Add (subtract):
Restructuring	0.02		-		0.05		0.04
Intercompany chassis impact	-		-		-		0.06
Acquisition inventory adjustment	-		-		-		0.01
Recall expense	0.01		-		-		(0.01)
Acquisition related expenses	0.03		0.01		0.06		0.04
Long-term strategic planning expenses	-		-		0.03		-
Litigation settlement	-		-		0.01		-
Purchase accounting – net working capital	-		-		(0.06)		-
Deferred tax asset adjustment	-		0.07		(0.01)		(0.10)
Tax benefit of stock write-off	-		(0.03)		-		(0.03)
Tax effect of adjustments	(0.01)		(0.01)		(0.02)		(0.04)
Adjusted Diluted net earnings per share	$0.10		$0.11		$0.48		$0.43

Consolidated
(In thousands, except per share data)
(Unaudited)

	Forecast Year Ending December 31, 2019
	Low	Mid	High
Net income	$19,539	$21,085	$22,630
Add:
Depreciation and amortization	10,405	10,405	10,405
Interest expense	1,281	1,281	1,281
Taxes	5,649	6,096	6,542
EBITDA	$36,874	$38,867	$40,858

Add (subtract):
Restructuring charges	200	200	200
Adjusted EBITDA	$37,074	$39,067	$41,058

Earnings per share	$0.56	$0.60	$0.64
Add:
Restructuring charges	0.01	0.01	0.01
Less tax effect of adjustments	-	-	-
Adjusted earnings per share	$0.57	$0.61	$0.65